UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
 Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 21, 2023
  LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-12933	94-2634797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	LRCX	The Nasdaq Stock Market
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                      ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 21, 2023, Lam Research Corporation (the “Company”) announced that Patrick J. Lord, Ph.D. was appointed as the Company’s executive vice president and chief operating officer, effective March 1, 2023. Dr. Lord was previously the Company’s executive vice president of Customer Support Business Group (“CSBG”) and Global Operations. In addition, Christina (Tina) C. Correia was appointed as the Company’s chief accounting officer, effective March 1, 2023. Ms. Correia also serves as the Company’s corporate vice president of Corporate Finance and Investor Relations.
Dr. Lord, age 57, has been the executive vice president of CSBG and Global Operations since September 2020. Dr. Lord was senior vice president and general manager of CSBG from December 2016 to September 2020. Prior to that, Dr. Lord held the position of group vice president and deputy general manager of the Global Products Group from September 2013 to December 2016. He served as the head of the Direct Metals, GapFill, Surface Integrity Group, and Integrated Metals (“DGSI”) Business Units between June 2012 and September 2013. Prior to the Company’s acquisition of Novellus Systems, Inc. (“Novellus”) in June 2012, Dr. Lord was senior vice president and general manager of the DGSI Business Units at Novellus. Additionally, Dr. Lord previously held the position of senior vice president of Business Development and Strategic Planning. He joined Novellus in 2001 and held a number of other positions, including senior vice president and general manager of the CMP Business Unit, senior director of Business Development, senior director of Strategic Marketing, and acting vice president of Corporate Marketing. Before joining Novellus, Dr. Lord spent six years at KLA-Tencor in various product marketing and management roles. He earned his Ph.D., M.S., and B.S. degrees in mechanical engineering from the Massachusetts Institute of Technology.
There are no arrangements or understandings between Dr. Lord and any other persons pursuant to which Dr. Lord was named as executive vice president and chief operating officer of the Company. Dr. Lord does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Dr. Lord has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K or Item 5.02(c) of Form 8-K.
Ms. Correia, age 52, has been the corporate vice president of Corporate Finance and Investor Relations since April 2020. She previously was the corporate vice president of Corporate Communications and Investor Relations from September 2018 to April 2020 and has served in a variety of leadership positions since joining the Company in 2002, including serving as chief of staff to the chief executive officer, and as vice president of Business Finance. Prior to joining the Company, she served at BroadVision, Inc., where she most recently served as the company’s vice president and corporate controller in addition to several senior-level finance positions. She started her career at KPMG LLP, where she worked in the firm’s assurance practice. Ms. Correia earned her B.S. degree in business administration with emphases in accounting and finance from the University of California at Berkeley and is a licensed Certified Public Accountant (inactive).
There are no arrangements or understandings between Ms. Correia and any other persons pursuant to which Ms. Correia was named as corporate vice president and chief accounting officer of the Company. Ms. Correia does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Ms. Correia has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K or Item 5.02(c) of Form 8-K.
In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Ms. Correia, which will require the Company to indemnify her against certain liabilities that may arise as a result of her status or service as corporate vice president and chief accounting officer. The description of the indemnification agreement with Ms. Correia is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Quarterly Report on Form 10-Q dated April 24, 2017 as Exhibit 10.1.
On February 21, 2023, the Company issued a press release announcing the appointment of Dr. Lord. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

99.1	Press Release dated February 21, 2023
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 21, 2023		LAM RESEARCH CORPORATION
(Registrant)
		By:	/s/ Ava M. Hahn
Ava M. Hahn
Senior Vice President, Chief Legal Officer